SECOND AMENDMENT
TO
LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT (this "**Amendment**") is entered into this 11th day of January, 2022 by and between **SILICON VALLEY BANK**, a California corporation ("**Bank**") and **AEHR TEST SYSTEMS**, a California corporation ("**Borrower**").

RECITALS

A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of January 13, 2020, as amended by that certain First Amendment to Loan and Security Agreement dated as of January 14, 2021 by and between Bank and Borrower (as the same may from time to time be further amended, modified, supplemented or restated, the "**Loan Agreement**").

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement to (i) increase the Revolving Line, (ii) extend the Revolving Line Maturity Date, and (iii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. **Definitions.** Capitalized terms used but not defined in this Amendment, including its preamble and recitals, shall have the meanings given to them in the Loan Agreement.

2. **Amendments to Loan Agreement.**

2.1 **Section 2.2 (Revolving Line)**. Section 2.2(b) of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

> (b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the outstanding principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable. Each Purchase Order Advance shall either be repaid in full or convert into an Account Advance within ninety (90) days after the date of the Purchase Order Advance.

2.2 **Section 2.3 (Overadvances).** Section 2.3 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

2.3 Overadvances. If, at any time, (a) the outstanding principal amount of any Advances exceeds the lesser of either the Revolving Line or the Borrowing Base or (b) the outstanding principal amount of any Purchase Order Advances exceeds the lesser of fifty percent (50%) of Eligible Purchase Orders or Three Million Dollars ($3,000,000), Borrower shall immediately pay to Bank in cash the amount of such excess (such excess, the "**Overadvance**"). Without limiting Borrower's obligation to repay Bank any Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at a per annum rate equal to the rate that is otherwise applicable to the Account Advances and the Purchase Order Advances, as applicable, plus five percent (5.0%).

2.3 **Section 2.4 (Payment of Interest on the Credit Extensions).** Section 2.4(a) of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following Sections 2.4(a)(i) and 2.4(a)(ii):

(i) Account Advances. Subject to Section 2.4(b), the principal amount outstanding under each Account Advance shall accrue interest at a floating per annum rate equal to the Applicable Interest Rate, which interest shall be payable monthly in accordance with Section 2.4(d) below.

During any Period when:	Levels:	Applicable Interest Rate:
Adjusted Quick Ratio ≤ 1.25:1.00	I	Per annum rate equal to the greater of (A) Prime Rate plus one percent (1.00%) and (B) three and one-quarter of one percent (3.25%)
1.25:1.00 < Adjusted Quick Ratio ≤ 1.50:1.00	II	Per annum rate equal to the greater of (A) Prime Rate plus one-half of one percent (0.50%) and (B) three and one-quarter of one percent (3.25%)
Adjusted Quick Ratio > 1.50:1.00	III	Per annum rate equal to the greater of (A) Prime Rate and (B) three and one-quarter of one percent (3.25%)

(ii) Purchase Order Advances. Subject to Section 2.4(b), the principal amount outstanding of each Purchase Order Advance shall accrue interest at a floating per annum rate equal to the Applicable Interest Rate, which interest shall be payable monthly in accordance with Section 2.4(d) below.

During any Period when:	Levels:	Applicable Interest Rate:
Adjusted Quick Ratio ≤ 1.25:1.00	I	Per annum rate equal to the greater of (A) Prime Rate plus one and one-half of one percent (1.50%) and (B) three and three-quarters of one percent (3.75%)

During any Period when:	Levels:	Applicable Interest Rate:
1.25:1.00 < Adjusted Quick Ratio ≤ 1.50:1.00	II	Per annum rate equal to the greater of (A) Prime Rate plus one percent (1.00%) and (B) three and three-quarters of one percent (3.75%)
Adjusted Quick Ratio > 1.50:1.00	III	Per annum rate equal to the greater of (A) Prime Rate plus one-half of one percent (.50%) and (B) three and three-quarters of one percent (3.75%)

Subject to Section 2.4(b), each Applicable Interest Rate shall be set monthly on a prospective basis, based upon Borrower's Adjusted Quick Ratio, tested by Bank as of the last day of each month. Failure to timely deliver such financial statements pursuant to Section 6.2 hereof shall, in addition to any other remedy provided for in this Agreement, result in each Applicable Interest Rate being set at Level I until the first day of the first calendar month following the delivery of the monthly financial statements demonstrating to Bank's satisfaction (in its reasonable discretion) that Level I of such Applicable Interest Rate is no longer warranted. If an Event of Default has occurred and is continuing at the time any Applicable Interest Rate is to be set at a higher level (higher than Level I), the setting of such higher level shall be deferred until the first day of the first calendar month following the date on which such Event of Default is cured or waived in writing by Bank.

2.4 Section 5.3 (Accounts Receivable). Section 5.3 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

5.3 Accounts Receivable and Purchase Orders.

(a) For each Account and Purchase Order with respect to which Advances are requested, on the date each Advance is requested and made, such Account shall be an Eligible Account and such Purchase Order shall be an Eligible Purchase Order, as applicable.

(b) All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Eligible Accounts and Eligible Purchase Orders are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower's Books are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Eligible Account and Eligible Purchase Order shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts or Purchase Orders are Eligible Purchase Orders in any Borrowing Base Statement. To the best of Borrower's knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts and Eligible Purchase Orders are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

2.5 Section 6.2 (Financial Statements, Reports). Sections 6.2(a) and 6.2(f) of the Loan and Security Agreement are hereby each amended by deleting such sections in their entirety and replacing them with the following:

(a) a Borrowing Base Statement, accounts receivable ledger report and purchase order report, supported by invoice, packing list, and customer purchase order copies, as Bank may request in its sole discretion (and any schedules related thereto and including any other information requested by Bank with respect to Borrower's Accounts) (i) within seven (7) days after the end of each month, and (ii) with Borrower's Advance Request;

(f) as soon as available, and in any event within one hundred eighty (180) days following the end of Borrower's fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank;

2.6 Section 6.6 (Financial Statements, Reports). Section 6.6 of the Loan and Security Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

6.6 Access to Collateral; Books and Records. At reasonable times, on three (3) Business Days' notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower's Books. The foregoing inspections and audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Bank shall determine is necessary. The foregoing inspections and audits shall be conducted at Borrower's expense and the charge therefor shall be One Thousand Dollars ($1,000) per person per day (or such higher amount as shall represent Bank's then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than eight (8) days in advance, and Borrower cancels or seeks to or reschedules the audit with less than eight (8) days written notice to Bank, then (without limiting any of Bank's rights or remedies) Borrower shall pay Bank a fee of Two Thousand Dollars ($2,000) plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

2.7 Section 6.8 (Accounts). Section 6.8(a) of the Loan and Security Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(a) Borrower, any Subsidiary of Borrower and any Guarantor shall maintain account balances in any of its accounts at or through Bank representing at least the lesser of (i) ninety percent (90%) of all account balances of Borrower, such Subsidiary and such Guarantor at all financial institutions, or (ii) Three Million Dollars ($3,000,000); provided, that in each case, Bank shall have a perfected Lien in accordance with clause (b) below on at least ninety percent (90%) of all account balances of Borrower, at all financial institutions. Notwithstanding the foregoing, Borrower and its Subsidiaries may maintain bank accounts with banks and financial institutions (other than Bank and Bank's Affiliates) located/maintained outside of the United States at any time, provided that the aggregate balance of all such accounts does not exceed One Million Dollars ($1,000,000) at any time (the "**Permitted Foreign Deposit Accounts**").

2.8 Section 13 (Definitions).

(a) The following terms and their respective definitions as set forth in Section 13.1 of the Loan Agreement are hereby amended by deleting them in their entirety and replacing them with the following:

"**Advance**" or "**Advances**" means a revolving credit loan (or revolving credit loans) under the Revolving Line, including Account Advances and Purchase Order Advances.

"**Borrowing Base**" is (a) eighty percent (80%) of Eligible Accounts, plus (b) the lesser of (i) fifty percent (50%) of Eligible Purchase Orders or (ii) Three Million Dollars ($3,000,000), as determined by Bank from Borrower's most recent Borrowing Base Statement; provided, however, that Bank has the right to decrease the foregoing percentages in its good faith business judgment to mitigate the impact of events, conditions, contingencies, or risks which may adversely affect the Collateral or its value.

"**Revolving Line**" is an aggregate principal amount equal to Ten Million Dollars ($10,000,000).

"**Revolving Line Maturity Date**" is January 13, 2023.

(b) The following new defined terms and their respective definitions are hereby added to Section 13.1 of the Loan Agreement in alphabetical order:

"**Account Advance**" means Advances made against Eligible Accounts.

"**Applicable Interest Rate**" means, with respect to Account Advances, the "Applicable Interest Rate" set forth in Section 2.4(a)(i) and, with respect to Purchase Order Advances, the "Applicable Interest Rate" set forth in Section 2.4(a)(ii).

"**Eligible Purchase Order**" means Purchase Orders received in the ordinary course of Borrower's business that meet all of Borrower's representations and warranties in Section 5.3 and will result in the creation of an Account due and owing from Account Debtors deemed creditworthy by Bank in its good faith business judgment; provided, however, each Purchase Order Advance shall either be repaid in full or convert into an Account Advance within ninety (90) days of the requested Purchase Order Advance. Bank reserves the right, at any time after the Effective Date, in its good faith business judgment in each instance, to either (i) adjust any of the criteria set forth below and to establish new criteria or (ii) deem any Purchase Orders to not meet the criteria to be Eligible Purchase Orders. Unless Bank otherwise agrees in writing, Eligible Purchase Orders shall not include:

(a) Purchase Orders which would not be an Eligible Account within the earlier of (i) ninety (90) days of the requested Purchase Order Advance or (ii) when such Purchase Orders are shipped and invoiced;

(b) Purchase Orders which, when shipped and invoiced, would not be an Eligible Account;

(c) Purchase Orders which are cancellable;

(d) Purchase Orders with respect to which Borrower has received upfront payments (but only to the extent of such upfront payments);

(e) Purchase Orders for which Borrower owes the Account Debtor, but only up to the amount owed; and

(f) Purchase Orders which are unacceptable to Bank for any reason.

"**Purchase Order**" means a committed purchase order received by Borrower from its customer to provide products or services for which there is a supporting contract or statement of work.

"**Purchase Order Advance**" is any Advance made against Eligible Purchase Orders.

(c) The term "**Performance Milestone**" and its respective definition is hereby deleted from Section 13.1 of the Loan Agreement.

2.9 Exhibit B (Compliance Statement). The Compliance Statement appearing as Exhibit B to the Loan and Security Agreement is hereby deleted in its entirety and replaced with the Compliance Statement attached hereto as Exhibit B. From and after the date hereof, all references in the Loan Agreement to the Compliance Statement shall be deemed to refer to the Compliance Statement in the form attached hereto as Exhibit B.

3. Limitation of Amendments.

3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately prior to and after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors' rights.

5. **Reaffirmation of Obligations**. Borrower (a) ratifies, confirms, and reaffirms the Obligations and (b) acknowledges and agrees that (i) each of the Loan Documents remain in full force and effect in accordance with the original terms, except as expressly modified hereby and (ii) the Loan Agreement and the other Loan Documents shall continue to secure all Obligations as stated therein.

6. **Reaffirmation of Security Interest in the Collateral**. Borrower acknowledges and agrees that (a) the security interests and Liens in the Collateral granted by Borrower under Loan Documents shall remain in place, unimpaired by the transactions contemplated by this Agreement, and Bank's priority with respect thereto shall not be affected hereby or thereby and (b) the Loan Documents shall continue to secure all Obligations as set forth therein. Nothing in this Agreement is intended to impair or limit the validity, priority or extent of Bank's security interests in and Liens upon the Collateral.

7. **Integration**. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

8. **Counterparts.** This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

9. **Post-Closing Condition.** Unless otherwise provided in writing, within thirty (30) days of the date hereof, Bank shall have received, in form and substance satisfactory to Bank, evidence that the insurance policies and endorsements required by Section 6.7 of the Loan Agreement are in full force and effect, together with appropriate evidence showing lender loss payable, waiver of subrogation and additional insured clauses or endorsements in favor of Bank.

10. **Effectiveness**. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, and (b) payment of Bank's legal fees and expenses in connection with the negotiation and preparation of this Amendment.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BORROWER:

AEHR TEST SYSTEMS

DocuSigned by:

By: Ken Spink
152B7C19CEF04BC...

Name: Ken Spink
Title: Vice President of Finance and CFO

BANK:

SILICON VALLEY BANK

DocuSigned by:

By: Doug Grutzmacher
BC6D273EC3404DA...

Name: Doug Grutzmacher
Title: Vice President

EXHIBIT B
COMPLIANCE STATEMENT

TO: SILICON VALLEY BANK Date:______________________
FROM: AEHR TEST SYSTEMS

Under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the "**Agreement**"), Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below. Attached are the required documents evidencing such compliance, setting forth calculations prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under "Complies" column.

Reporting Covenants	Required	Complies
Monthly financial statements with Compliance Statement	Monthly within 30 days	Yes No
Annual financial statements (CPA Audited)	FYE within 180 days	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
A/R & A/P Agings, Deferred Revenue report and detailed Account Debtor listing	Monthly within 30 days	Yes No
Borrowing Base Statements, purchase order report and A/R Ledger report	(i) within 7 days of month end, and (ii) with each Advance Request	Yes No
Board approved projections	Within 60 days of the earlier of Board approval or FYE, and as amended/updated	Yes No

Performance Pricing		Applies
Account Advances:		
Adjusted Quick Ratio ≤ 1.25:1.00	greater of (i) Prime + 1.00% or (ii) 3.25% (Level I)	Yes No
1.25:1.00 < Adjusted Quick Ratio ≤ 1.50:1.00	greater of (i) Prime + 0.50% or (ii) 3.25% (Level II)	Yes No
Adjusted Quick Ratio > 1.50:1.00	greater of (i) Prime + 0.0% or (ii) 3.25% (Level III)	Yes No
Purchase Order Advances:		
Adjusted Quick Ratio ≤ 1.25:1.00	greater of (i) Prime + 1.50% or (ii) 3.75% (Level I)	Yes No
1.25:1.00 < Adjusted Quick Ratio ≤ 1.50:1.00	greater of (i) Prime + 1.00% or (ii) 3.75% (Level II)	Yes No
Adjusted Quick Ratio > 1.50:1.00	greater of (i) Prime + 0.50% or (ii) 3.75% (Level III)	Yes No

The following performance pricing analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this statement.

The following are the exceptions with respect to the statements above: (If no exceptions exist, state "No exceptions to note.")

Schedule 1 to Compliance Statement

Performance Pricing

In the event of a conflict between this Schedule and the Agreement, the terms of the Agreement shall govern.

Dated: ____________________

I. **Adjusted Quick Ratio**

Actual: __________:1.00

A.	Aggregate value of the unrestricted and unencumbered cash of Borrower maintained with Bank and its Affiliates	$______
B.	Aggregate value of cash held in Collateral Accounts for which Borrower has executed and delivered to Bank, a Control Agreement	$______
C.	Aggregate value of net billed accounts receivable of Borrower	$______
D.	Aggregate value of Borrower's intercompany Accounts	$______
E.	Quick Assets (Line A, plus Line B, Line C, minus Line D)	$______
F.	Aggregate value of Obligations to Bank that mature within one (1) year	$______
G.	Aggregate value of obligations that should, under GAAP, be classified as liabilities on Borrower's consolidated balance sheet that mature within one (1) year, including all Indebtedness and current portion of Subordinated Debt permitted by Bank to be paid by Borrower (if any) that mature within one (1) year, but excluding all other Subordinated Debt that matures within one (1) year, excluding amounts reflected in F above	$______
H.	Aggregate value of Borrower's intercompany accounts payable	$______
I.	Borrower's short-term operating lease obligations	$______
J.	Total Liabilities (Line G, minus Line H, minus Line I)	$______
K.	Current Liabilities (the sum of Lines F and J)	$______
L.	Aggregate value of all amounts received or invoiced by Borrower in advance of performance under contracts and not yet recognized as revenue	$______
M.	Borrower's short-term operating lease liability	$______
N.	Borrower's intercompany accounts payable	$______
O.	Line K minus Line L minus Line M minus Line N	$______
P.	Adjusted Quick Ratio (line E divided by line O)	______:1.00